EXHIBIT 10.15.16

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated November 16, 2005, to the Employment Agreement, dated as of October 23, 2001 (the “Agreement”), among, Arch Capital Group Ltd., a Bermuda company (“Parent”), Arch Reinsurance Ltd, a Bermuda company (“Arch Re”), and Marc Grandisson (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

WHEREAS, the Executive has been appointed by the Board of Parent to serve as the Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.     Parent hereby assumes all of Arch Re’s rights and obligations under the Agreement; all references in the Agreement to the “Company” and “Companies” shall be to Parent; and Arch Re is released from all of its obligations under the Agreement.

2.     The first sentence of Section 3.01 shall be hereby amended and restated as follows:

“During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group and Chairman of the Board of Directors of Arch Re and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies.”

3.     The first three sentences of Section 4.01 shall be hereby amended and restated as follows:

“During the Employment Period, the Executive’s base salary will be $625,000 per annum (the “Base Salary”).  The Base Salary will be payable bi-monthly on the 15th and last working day of each month in arrears.  Annually during the Employment Period the Chief Executive Officer of the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Company, in its discretion, the Executive’s Base Salary may be increased.”

4.     SECTION 4.04 shall be hereby amended and restated as follows:

“SECTION 4.04.  Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.  In addition, the Company will reimburse the Executive, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and Canada.”

5.     SECTION 4.06 shall be hereby added to the Agreement as follows:

“SECTION 4.06.  Stock Options and Restricted Stock.  On November 15, 2005, the Company previously granted to the Executive an option to acquire 80,000 shares of the Company’s common stock at an exercise price equal to the closing market price on the date of grant.  The other terms of the stock option are as set forth in the Stock Option Agreement attached hereto as Exhibit A.  On November 15, 2005, the Company previously granted to the Executive 50,000 restricted common shares of the Company on the terms set forth in the Restricted Stock Agreement attached hereto as Exhibit B.”

5.     SECTION 5.01 shall be hereby amended and restated as follows:

“SECTION 5.01.  Term.  The Employment Period will terminate on December 31, 2008; provided that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, (b) the Employment Period may be terminated by the Companies for any reason prior to such date, and (c) the Employment Period may be terminated by the Executive at any time prior to such date, if such termination shall be for Good Reason.  In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following the original term until either the Companies or the Executive, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice of their intention not to renew the Agreement.”

6.     SECTION 5.02 shall be hereby amended as follows:

The phrase “third anniversary of the date hereof” shall be hereby replaced by the following:  “original term.”

7.     SECTION 5.03 shall be hereby amended as follows:

The phrase “third anniversary of the date hereof” shall be hereby replaced by the following:  “original term.”

8.     All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Printed Name:	John D. Vollaro
Title:	Executive Vice President and CFO

ARCH REINSURANCE LTD.

By:	/s/ Tim Peckett
Printed Name:	Tim Peckett
Title:	General Counsel

/s/ Marc Grandisson
Marc Grandisson